SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:

    [ ]  Preliminary Proxy Statement       [ ]  Confidential, for Use of
    [ ]  Definitive Proxy Statement              the Commission Only
    [X]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       COMMERCIAL FEDERAL CORPORATION
    ...........................................................................
              (Name of Registrant as Specified in Its Charter)

                                     N/A
    ...........................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

    Payment of Filing Fee (Check the appropriate box):

    [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         4)   Proposed maximum aggregate value of transaction:

         5)   Total fee paid:

    [ ]  Fee paid previously with preliminary materials.
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)   Amount Previously Paid:

         2)   Form, Schedule or Registration Statement No.:

         3)   Filing Party:

         4)   Date Filed:





                   [Commercial Federal Corporation Letterhead]




                   November 10, 1995


                            "We stand on our record!"

         Dear Fellow Stockholder:

                   As your Company's Chairman and CEO, I continue to be disappointed by CAI's criticism and distortion of the facts. Quite frankly, we're proud to stand on our record of success. I urge you to look at the facts.

                   Commercial Federal went public in 1984, issuing stock at $8.50 per share. Only two years later, we approved a stock split bringing per share costs down to $5.66. By fiscal 1987, our stock price had more than tripled to over $19.00 per share. Difficult times, however, were ahead.

                   In June 1989, it became obvious to us that Congress would enact legislation negatively affecting the thrift industry. Tough steps were required, and your Board and I acted decisively. We took immediate action to downsize the organiza-tion, closing 25 branches, reducing staff by 400, and liquidating or selling all service corporations that did not qualify under FDIC guidelines. It was painful, but necessary for our very survival.

                   In August 1989, the threat became reality and the legislation, FIRREA, passed. With the stroke of a Congres-sional pen, Commercial Federal went from a healthy to a sick company as we lost $204 million of previously-includable regulatory capital. Supervisory goodwill totaling $144 million was put on the books due to acquisitions previously encouraged by the government and $60 million was added from a convertible, cumulative preferred stock with a 20-year term, as opposed to the new FIRREA guidelines of requiring regulatory capital to include only perpetual, non-cumulative instruments.

                   Obviously, our decision to downsize was the right one because we garnered a tremendous amount of support from our regulators for a company that was, by new regulatory defini-tions, seriously undercapitalized. Now, management's new objective was to return to a position of strength through improved earnings. Through sacrifice and hard work, we suc-ceeded in 1992 when we were declared a "well capitalized com-pany" -- the highest possible regulatory rating. The goodwill story's not over yet -- twenty months ago we filed suit against the federal government for the loss of the supervisory goodwill and the damages that the "FIRREA" legislation brought on the





         Company. This suit is similar to the one filed by Glendale Federal, which was decided in Glendale's favor in the Court of Appeals. We intend to pursue our case vigorously.

                   As a result of our success, in late 1992, we set new, growth-oriented objectives. Two of our main targets were to achieve a return on average assets of 1.0 percent and continue expanding our valuable Midwest franchise. As of June 30, 1995, our operating earnings equaled 85 basis points of average assets and I am confident that we will meet the objective of
         1.0 percent during the next 24 months. That achieved, Commercial Federal will be among the top 10 percent of earners in the industry.

                   During the past two and one-half years, we have acquired five thrifts, adding 41 branches to our system and an additional $1.4 billion to our savings base. We have an addi-tional acquisition pending final approval which will add another nine branches and deposits of approximately $200 million. Significantly, each one of these acquisitions were accretive to our earnings.

                   In another significant improvement, since 1990 we have increased our mortgage servicing portfolio for third par-ties to $4.6 billion, creating approximately $26.6 million in annual gross loan fee income. That income will increase as we take full advantage of new technology to expand the number of loans we can service without creating additional expense.

                   Commercial Federal is proud that we are operating as one of the most efficient institutions in the country. This trend will continue, even as we execute additional acquisitions to further enhance our franchise. There's much more and I urge you to read closely our annual report to understand fully the foundation we've established for future growth.

                   Since the passage of FIRREA, our stock has grown in value from $5.00 in June, 1989, to $37.00 in September, 1995, an increase of 640%. If this is what CAI refers to as "busi-ness as usual," then we would agree that you should vote for the current Board of Directors of Commercial Federal. We stand on our record and your vote will let the Board know that our accomplishments are exactly what you would like a lot more of.

                   With the continuing and ongoing assistance of Merrill Lynch, one of the world's premier investment banking firms, your Board of Directors will continue to explore all options for maximizing the value of your investment. We are mindful of the changing face of our industry and we have not foreclosed any option to achieve our goal. You can endorse the Board's successes, protect your future interests, and let the Board know that you expect their continued open-minded guardianship by signing, dating and mailing your WHITE proxy card.





                   The CAI nominees have gone out of their way to dis-tort the facts, provide you with misleading information and attack our record and me personally. Are these the type of individuals you, as stockholders, want to represent you and your best interests? Your current Commercial Federal Board has always had, and always will have, your best interest as its number one priority.

                   Thank you for your support.


                   Sincerely,


                   /s/ William A. Fitzgerald


                   William A. Fitzgerald
                   Chairman of the Board and
                     Chief Executive Officer









                                    IMPORTANT
              Your vote is important.  Please vote as recommended by
          your Board of Directors by signing, dating and mailing today your WHITE proxy card.

              If you own shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a WHITE proxy card on your behalf. You should also promptly sign, date and mail your WHITE proxy card (one per account) when your receive it from you broker. If you have any questions or need assist-ance in voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-714-3310.